IN THE UNITED STATES BANKRUPTCY COURT
          FOR THE WESTERN DISTRICT OF PENNSYLVANIA


IN RE:


BICO, INC.,                             Bankruptcy No. 03-
23239
f\k\a Biocontrol Technology, Inc.,

                                   Chapter 11
          Debtor.
                                   Document No.

                                   Related to Doc. Nos.
                                   126,127,128,135,136,148,1
                                   59,
                                   160

                       ORDER OF COURT


       On August 5, 2004, a continued Hearing was held to approve the First Amended Disclosure Statement in support of the First Amended Joint Plan of Reorganization proposed by the Debtor and PHD Capital, Joint Plan
  Proponents. At that time and place, all objections were withdrawn and the Joint Plan Proponents presented a Second Amended Disclosure Statement in support of the Second Amended Joint Plan of Reorganization. Upon request of the Joint Plan Proponents, with the consent of the Unsecured Creditors Committee and it appearing that the Second Amended disclosure Statement provides adequate information pursuant to 11 U.S.C 1125, it is hereby
  ORDERED, ADJUDGED and DECREED:
     1. That the Second Amended disclosure Statement in support of the Second Amended Joint Plan of Reorganization proposed by the Debtor and PHD Capital, Joint Plan Proponents, be and hereby is APPROVED; provided, however, that the Second Amended Disclosure Statement will be circulated to parties-in-interest as set forth below in conjunction with plan balloting for the Second Amended Joint Plan of Reorganization and will be subject to objections by such parties-in-interest, which objections, if any, will be heard at the same time and place as the Confirmation Hearing for the Second Amended Joint Plan of Reorganization.
2.   That the circulation and balloting of the Second
Amended Joint Plan of Reorganization will be noticed and served as follows:
          a. To all parties as set forth on the mailing matrix in this Case.
          b. To the extend parties are not included on the mailing matrix, the following parties will be noticed and served:
            The Securities and Exchange Commission, The Pennsylvania Securities Commission, The Office of the Pennsylvania Attorney General, The Preferred Shareholders (Impaired Equity Security Holder Class 7) and Mellon Investments, the Debtor's stock transfer and registrar agent.
     3. That, due to the prohibitive cost and the obvious lack of impairment for the Common Shareholders, notice and service will be given by public posting on the website maintained by the Bankruptcy Clerk for this Court. The Plan Proponents will also provide copies of th solicitation materials to any person, making a request therefore in writing to their Counsel, Steven T. Shreve, Counsel for the Debtor and/or Robert O. Lampl, Counsel for PHD Capital.

  DATE:     8/9/04
                                     United States
  Bankruptcy Judge



       IT IS ORDERED, ADJUDGED and DECREED, and notice is hereby given, that:
     (1) The joint second amended disclosure statement filed by the Debtor-In-Possession and PHD Capital, dated
  August 3, 2004, is APPROVED subject to the provisions in the Order of Court dated August 9, 2004.
     (2) The 16th day of September, 2004 is fixed as the last day for filing written acceptances or rejections to the plan referred to above and the last day to file claims not already barred by operation of law or rule or order of this Court.
     (3) Within 5 days after the entry of this order, the joint second amended disclosure statement, joint second amended plan, a copy of this order, a copy of the order dated August 9, 2004, and a ballot conforming to Official Form No. 14 shall be mailed to all creditors, equity security holders, and other parties in interest, and shall be transmitted to the United States Trustee, as provided in Fed. R. Bankr. P. 3017(d). See order dated
  August 9, 2004, for any revisions to service requirements.
     (4)    The 23rd day of September 2004, at 10:30 a.m.
  in Courtroom B, 54th Floor, USX Tower, 600 Grant Street,
  Pittsburgh, PA 15219, is the time and place fixed for hearing on confirmation of the plan.
     (5) The 16th day of September 2004, is fixed as the last day for filing and serving written objections to confirmation of the plan, pursuant to Rule 3020(b)(1).
     (6) Pursuant to Bankruptcy Rule 4004(a), the last day for filing a complaint objecting to discharge, if applicable, shall not be later than N/A.





                                   M. BRUCE MCCULLOUGH
                                   U.S. Bankruptcy Judge


     Cm: Steven T. Shreve, Esq.
              Robert O. Lampl, Esq.